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                                                              Exhibit 99.9(b)(1)

                                         One Mellon Bank Center
                                         Pittsburgh, PA  15258-0001

October 1, 1999


John J. Dolan
Chief Financial Officer
First Commonwealth Financial Corporation
Old Courthouse Square
22 North Sixth Street
Indiana, PA  15701

RE:  First Commonwealth Financial Corporation - 364-Day
     Standby Facility/U.S. $20,000,000
     ---------------------------------

Dear Mr. Dolan:

On behalf of Mellon Bank, N.A. ("Mellon"), I am pleased to inform you that, subject to the terms and conditions outlined in the attached Term Sheet (which forms a part hereof and is hereby incorporated herein), Mellon is willing to provide First Commonwealth Financial Corporation ("First Commonwealth") the $20,000,000 facility described in the Term Sheet (the "Facility").

Mellon's commitment is expressly made subject to preparation and negotiation of documentation in form and substance satisfactory to Mellon and its counsel, which documentation shall reflect the terms and conditions set forth on the Term Sheet and such other terms and conditions as Mellon and its counsel determine are appropriate.

Mellon's commitment to lend is further made subject to Mellon's continued satisfaction with the condition (financial and otherwise) of First Commonwealth and that prior to the closing of the Facility no material adverse change in the condition (financial or otherwise) of First Commonwealth shall have occurred.

This commitment is also subject to, among the other conditions contained herein, First Commonwealth's demonstration to Mellon's satisfaction that (a) First Commonwealth has taken and is taking all necessary and appropriate steps to ascertain the extent of, quantify and successfully address business and financial risks facing First Commonwealth as a result of what is commonly referred to as the "Year 2000 problem" (i.e., the inability of certain computer applications to recognize correctly and perform properly date-sensitive functions involving certain dates prior to and after December 31, 1999), including risks resulting from the failure of key vendors and suppliers of First Commonwealth to successfully address the Year 2000 problem, and (b) First Commonwealth's material computer applications and those of its key vendors and suppliers will, on a timely basis, adequately address the Year 2000 problem in all material respects.
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Mellon's commitment as set forth herein will expire unless we receive your written acceptance by 5:00 p.m. (Pittsburgh time) on October 15, 1999 and such commitment will nonetheless terminate unless definitive documentation shall have been entered into and the transaction closed at or prior to 5:00 p.m. (Pittsburgh time) on October 25, 1999.

Should you elect to accept our offer, you agree to pay the reasonable fees and expenses, including counsel fees, incurred by Mellon in connection with the preparation of definitive documentation of the Facility, whether or not the Facility is closed.

We look forward to working with you and to completing this transaction in a timely manner.

Very truly yours,             Accepted as of October 4, 1999
                                             ---------

MELLON BANK, N.A.             FIRST COMMONWEALTH FINANCIAL CORP.

By:/s/ Gregory R. Schultz           By:/s/ Gerard M. Thomchick
   ----------------------              -----------------------


Name:  Gregory R. Schultz           Name:  Gerard M. Thomchick
     --------------------                  ---------------------


Title:  Vice President              Title:  Senior Executive Vice President and
      ----------------
                                            Chief Operating Officer
                                            -----------------------

Attachment

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Mellon Bank, N.A.                       First Commonwealth Financial Corporation

                   First Commonwealth Financial Corporation
                        364-Day Standby Credit Facility
                        -------------------------------
                        SUMMARY OF TERMS AND CONDITIONS

Note: This term sheet is intended as an outline and does not purport to set forth fully all the conditions, covenants, warranties and other terms and provisions which will be contained in definitive documentation for the financing contemplated hereby. The credit facility summarized in this term sheet is expressly made subject to the preparation and execution of definitive documentation (the "Documentation") satisfactory in form and substance to Mellon Bank, N.A. and its counsel, which documentation is likely to include provisions in addition to those set forth below.

BORROWER:             First Commonwealth Financial Corporation ("First
--------              Commonwealth")

LENDER:               Mellon Bank, N.A. ("Mellon")
------

AMOUNT:               Up to $20,000,000
------

PURPOSE:              To repurchase the common stock of First Commonwealth
-------

TERM:                 364-Days.  At the discretion of Mellon, the facility can
----                  be renewed once for an additional 364-days not later than
                      60 days prior to the initial maturity date.

AMORTIZATION:         3-year term-out option (4-year amortization).  Outstanding
------------          balance at the completion of the standby period to fully
                      amortize via 11 equal quarterly principal payments plus interest, final payment to include all outstanding balance.

INTEREST RATE
OPTIONS:              A.  LIBOR Option:  Interest shall be for periods of one,
-------                   ------------
                          two, three or six months (as selected by the Borrower)
                          and shall be at an annual rate equal to the London
                          Interbank Offered Rate ("LIBOR") for deposits of U.S.
                          dollars plus a margin of 1.25%. LIBOR shall be
                          determined by Mellon at the start of each interest
                          period. Interest shall be paid quarterly, or at the
                          end of each elected interest period, whichever should
                          first occur. Interest shall be calculated on the basis
                          of the actual number of days elapsed in a year of 360
                          days. A LIBOR-based interest election will require
                          three business days notice. LIBOR will be reserve
                          adjusted only if reserves are incurred.
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                      B.  Fed Funds Option:
                          ----------------
                          The fed funds option shall be offered at an increment of 1.25% over the "Federal Funds Effective Rate," which shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of The Federal Reserve System arranged by federal funds brokers, as published the following business day by The Federal Reserve Bank of New York.

                      C.  Fixed Option:
                          ------------
                          A fixed rate option will be available on an as offered basis to the Borrower for interest periods of not less than one year, and whole year multiples thereof, up to the life of the loan. The as offered fixed rate shall be reflective of Mellon's fully reserved cost of funds and a minimum spread of 1.25%. Interest will be calculated on the basis of the actual number of days elapsed in a year of 360 days, and shall be payable quarterly in arrears.

                      D.  Base Rate Option:
                          ----------------
                          The base rate interest will be calculated on the actual number of days elapsed in a year of 360 days, payable quarterly in arrears. The base rate is defined as the Mellon Bank prime lending rate.

UNDERWRITING FEE:     $10,000, non-refundable fee to be paid prior to completion
----------------      of underwriting.

COMMITMENT FEE:       During the standby period an annualized fee of .125% will
--------------        be assessed on the undrawn portion of this facility.

PREPAYMENT:           Loans may be pre-paid subject to payment by the Borrower
----------            of any funding cost incurred by Mellon as a result of such prepayment. Prepayments will be applied in an inverse order of maturity. Mandatory prepayment required if Borrower issues new debt instruments during the life of the loan, and:

                      1) The subject Mellon debt is less than Pari Passu with any new debt issuance of the Borrower, and/or

                      2) The aggregate debt issued by the Borrower (Mellon's debt plus any new debt issuances) exceeds the unrestricted subsidiary dividend capacity sufficient to maintain all subsidiary banks at "well-capitalized" regulatory standards.

DOCUMENTATION:        Establishment of a credit facility is subject to the
-------------         negotiation and execution of loan documentation
                      satisfactory to Mellon and its Counsel. Such documentation will include


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                      representations and warranties, conditions, covenants,
                      indemnifications, events of default, increased costs, capital requirements and other provisions determined by Mellon to be appropriate for this transaction.

FINANCIAL COVENANTS:  Such financial events as Mellon may determine to be
-------------------   appropriate for transactions of this type including
                      without limitation:

                      1. Borrower must at all times maintain an unrestricted ability to upstream dividends equal to the full amount of the subject loan and all subsequent debt issues while maintaining a "well-capitalized" qualification, per regulatory guidelines, at all subsidiary banks.

                      2. Unreserved NPAs cannot exceed 5% of total equity capital.

                      3. Change of control and/or sale by Borrower of any material subsidiaries.

INDEMNITY:            The Borrower will indemnify Mellon against all losses,
---------             liabilities, damages, and costs in connection with, or
                      relating to, this loan, other than for Mellon's own gross negligence or willful misconduct.

GOVERNING LAW:        The laws of the Commonwealth of Pennsylvania.
-------------

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